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News Release - March 28, 2000
Nasdaq: SMTR
Email: public_relations@smartire.com
Tel: 800-982-2001 / 604-276-9884


                 SMARTIRE SYSTEMS ANNOUNCES SECOND MAJOR FUNDING

RICHMOND, BRITISH COLUMBIA, March 28, 2000 -- Following the completion of the $6.8 million (US) private placement announced earlier today, SmarTire Systems Inc. (Nasdaq: SMTR) reports a second major funding transaction involving shares of Transense Technologies plc ("Transense") resulting in gross proceeds of a further $8.4 (US) million.

Under an agreement dated September 30, 1999, SmarTire acquired 250,000 share purchase warrants of Transense with an exercise price of L2 (pounds sterling) per share. The Company has exercised the warrants and sold the resulting shares at L21.30 (pounds sterling) per share. "The management of SmarTire has made a prudent financial decision that brings significant economic value to the Company without diluting shareholder equity," stated Robert V. Rudman, Chairman and CEO of SmarTire Systems Inc.

"We are pleased the investment community has demonstrated such interest in and realizes the significance of the Transense technology," Rudman added. "This transaction will allow SmarTire to expand its technologically advanced product development program, to accelerate the business plan with further commitment to the Transense Surface Acoustic Wave ("SAW") technology and to secure SmarTire's position as the leader in wireless tire monitoring systems".

Transense based in Oxfordshire, United Kingdom, develops and exploits the use of its patented SAW technology in the automotive industry. SmarTire will further benefit from its license agreement with Transense that grants the Company the worldwide right to develop and market Transense's SAW technology for use in tire monitoring systems.

SmarTire Systems Inc. is an emerging technology company that develops and markets proprietary wireless tire monitoring systems. Through their strategic alliance, SmarTire and TRW Inc. are committed to providing superior tire monitoring systems for both aftermarket and original equipment applications. Additional information is available at www.smartire.com.

"KEVIN A. CARLSON", CA

Kevin A. Carlson, CA
Chief Financial Officer, SmarTire Systems Inc.

Except for this historical information contained herein, this news release contains forward looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's customers. Actual results and developments may therefore differ materially from those described in this release.



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